Exhibit 10.1
FOURTH AMENDMENT
to the
Dover Corporation
Deferred Compensation Plan
(As Amended and Restated as of January 1, 2009)
WHEREAS, Dover Corporation (the “Corporation”) has heretofore adopted the Dover Corporation Deferred Compensation Plan, as amended and restated as of January 1, 2009 (the “Plan”); and
WHEREAS, the Benefits Committee of the Corporation (the “Benefits Committee”) is authorized to amend the Plan on behalf of the Corporation; and
WHEREAS, the Benefits Committee deems it advisable to amend the Plan in the manner set forth herein.
NOW, THEREFORE, BE IT
RESOLVED, that the Plan is hereby amended as follows:
Article 4 of the Plan is amended effective January 1, 2015 by adding the following at the end thereof:

“A Participant who was transferred to a segment office from a discontinued operation after the beginning of the 2015 calendar year will be permitted to make a deferral election not later than March 31, 2015 with respect to the Bonus and the Cash-Based Long-Term Incentive Compensation for the 2015 year, provided that (i) such compensation meets the requirements of “performance-based compensation” as determined by the Committee, (ii) the Participant performs services continuously from the later of the beginning of the performance period or the date the criteria are established through the date the deferral election is submitted, and (iii) the compensation is not readily ascertainable as of the date the deferral election is filed. “Performance-based compensation” means compensation where the amount of, or entitlement to, the compensation is contingent on the satisfaction of pre-established organizational or individual performance criteria relating to a performance period of at least twelve consecutive months. Organizational or individual performance criteria are considered pre-established if established in writing not later than ninety (90) days after the commencement of the period of service to which the criteria relate, provided that the outcome is substantially uncertain at the time the criteria are established. The determination of whether such compensation qualifies as "performance-based compensation" will be made in accordance with Treas. Reg. Section 1.409A-1(e) and subsequent guidance provided by the Internal Revenue Service. A deferral election shall become irrevocable with respect to performance-based compensation as of the date the election is filed. Any election to defer performance-based compensation that is made in accordance with this section and that becomes payable as a result of the Participant's death or Disability (as defined in Treas. Reg. Section 1.409A-l(e)) or upon a Change in Control (as defined in Treas. Reg. Section 1.409A-3(i)(5)) prior to the satisfaction of the performance criteria, will be void.”